Exhibit 99.1

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES $130 MILLION OF NEW PROJECTS IN ALASKA, CANADA AND MIDDLE EAST

November 18, 2019 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCQB: SXPLW), or SAE, today announced a combined $130 million of new projects in Alaska, Canada and the Middle East.

The largest contract is valued at approximately $112 million for onshore data acquisition services to be performed on the North Slope of Alaska. The data acquisition services will be conducted over the next three winter seasons, beginning in Q1 2020. In association with this multi-year project award, SAE has entered into a separate agreement with Geospace Technologies Corporation to purchase 30,000 new state-of-the-art GCL recording channels. The new Geospace channels will primarily be utilized during the aforementioned multi-year contract in Alaska, but are also intended to be utilized in other regions, when available, during the off season.

The balance of the new project awards consists of various contracts in Canada, slated to be performed primarily during the upcoming Q1 2020 winter season, and a new research and development pilot contract in the Middle East with two major integrated oil companies, where thousands of next-generation wireless sensors, dropped by a smart, automated fleet of drones, will take high-density, 3D images of the subsurface.

Michael Faust, Chairman and CEO of SAE, commented “We are very pleased to announce these new projects and are grateful that our customers have displayed such confidence in our ability to continue to deliver high quality products and services safely and efficiently. I applaud the remarkable time and effort our dedicated employees put in every day, and their commitment to maintaining the operational excellence that secures these types of projects. These new awards reinforce our belief that the underlying fundamentals of the business are as strong as they’ve been in years. Our backlog for the remainder of 2019 is approximately $67 million and our contracted backlog for 2020 is already at approximately $96 million. SAE is committed to deploying cutting edge technology to further minimize our footprint and reduce environmental exposure everywhere we operate. The purchase of 30,000 small light-weight GCL recording channels, and the automated drone deployment pilots, are strong examples of that commitment to continuously raising the bar on health, safety and environmental protection.”

About SAExploration Holdings, Inc.

SAE is an international oilfield services company offering a full range of vertically-integrated seismic data acquisition, data processing and interpretation, and logistical support services throughout North America, South America, Asia Pacific, Africa and the Middle East. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths reaching 3,000 meters,

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SAE offers a full suite of data processing and interpretation services utilizing its proprietary, patent-protected software, and also provides in-house logistical support services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation, and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. With its global headquarters in Houston, Texas, SAE supports its operations through a multi-national presence in the United States, United Kingdom, Canada, Peru, Colombia, Bolivia, Malaysia, Singapore, and Australia. For more information, please visit SAE’s website at www.saexploration.com.

The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission (the “SEC”).

Forward Looking Statements

Except for statements of historical fact, the matters discussed herein are “forward-looking statements” within the meaning of the applicable U.S. federal securities laws. The words “may,” “possible,” “estimates”, “expects,” “believes” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements, including statements regarding the possible impact of the matters summarized in this press release, may or may not be realized, and differences between estimated results and those actually realized may be material.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks relating to known and unknown uncertainties, including:

•	the outcome of the previously disclosed SEC investigation, which could include sanctions against the Company and its officers and directors, civil lawsuits and criminal penalties;

•	the impact of the restatement and conclusion of the Company regarding the effectiveness of its internal controls and disclosure controls and procedures, among other things;

•	the outcome of the Company’s internal investigation into the matters summarized in SAE’s previous filings with the SEC;

•	additional risks may arise in the process of completing the restatement and related disclosures to be revised;

•	the possible impact on payments received from the State of Alaska regarding completed tax credits and pending applications;

•	risks related to a possible delisting from the Nasdaq Capital Market;

•

risks related to the Company’s debt agreements and related previously disclosed events of default, including the risks that the holders of the debt do not provide waivers of the events of default and seek to accelerate the maturity date of the applicable debt and exercise other remedies, such as foreclosure, among other things;

•	risks arising from the holders of the Company’s debt taking other actions against the Company, including by seeking a bankruptcy filing;

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•	the potential need for the Company itself to seek bankruptcy protection;

•	costs and outcomes of pending and future litigation;

•

the time and expense required to respond to the SEC and for the Company to complete the restatement and its internal investigation, which expenses are likely to be material and are likely to have a material adverse impact on the Company’s cash balance, cash flow and liquidity;

•	delays, reductions or cancellations of project awards and the Company’s ability to realize revenue projected in its backlog; and

•	other risks described more fully in the Company’s filings with the SEC that relate to matters not covered in this press release.

Each of these risks, and the known and unknown consequences of these risks, could have a material negative impact on the Company, its business and prospects. As of the date of this press release, the Company cannot make any assurances regarding the impact or outcome of these risks. Forward-looking statements reflect the views of the Company as of the date hereof. The Company does not undertake to revise these statements to reflect subsequent developments, other than in compliance with U.S. federal securities laws and the Company’s determination that any such revised disclosure is necessary or advisable to do.

Contact

SAExploration Holdings, Inc.

Ryan Abney

Vice President, Finance

(281) 258-4400

rabney@saexploration.com

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